POTOMAC ELECTRIC POWER COMPANY

              EXECUTIVE PERFORMANCE SUPPLEMENTAL RETIREMENT PLAN


      The Potomac Electric Power Company Executive Performance Supplemental Retirement Plan (the "Plan") was established, effective January 27, 1994, by the Board of Directors of Potomac Electric Power Company (the "Company") to provide supplemental retirement benefits to key executives of the Company, based on awards received by such executives under the Executive Incentive Compensation Plan. The Plan was amended on April 25, 1995 and is as set forth herein.

I.    Definitions

      1.1   Applicable Form of Benefit - The type of life annuity which will
be provided to a Participant receiving benefits under this Plan.   The Plan
benefit to be paid to a participant under this Plan shall be in the annuity form elected by the Participant under the General Retirement Plan. No other benefit options are provided under this Plan. If a Participant does elect the variable annuity plan option under the General Retirement Plan, benefits under this Plan will be paid in the form applicable to the component of the Participant's accrued benefit under the General Retirement Plan which is not payable in the variable annuity form.

      1.2 Committee - The Human Resources Committee of the Board of Directors of the Company.

      1.3 Eligible Member - A Member of the General Retirement Plan who is described in Section 2.1 of this Plan.

      1.4 Executive Incentive Compensation Plan - The Executive Incentive Compensation Plan of the Potomac Electric Power Company established by the Board of Directors on February 17, 1983, as amended from time to time.




      1.5 General Retirement Plan - The General Retirement Plan for Employees of Potomac Electric Power Company.

      1.6 Participant - An Eligible Member who has satisfied the conditions described in Section 2.1 and to whom the provisions of Section 2.2 are not applicable.

      1.7 Plan - The Executive Performance Supplemental Retirement Plan of the Potomac Electric Power Company.

      1.8 SERP - The Supplemental Executive Retirement Plan of the Potomac Electric Power Company established by the Board of Directors, effective
July 1, 1986, as amended from time to time.

      1.9 Surviving Spouse Welfare Plan - The Exempt Employees Surviving Spouse Welfare Plan of Potomac Electric Power Company.
      1.10 Supplemental Benefit Plan - The Supplemental Benefit Plan of Potomac Electric Power Company.

      Any term which is not defined in this Section or any other section of the Plan will have the same meaning as that term has under the General Retirement Plan or the Executive Incentive Compensation Plan, if applicable.

II.   Eligibility and Participation

      2.1 Any individual who holds the position of Chairman of the Board, President, Vice Chairman and Chief Financial Officer, Executive Vice President, Senior Vice President or Vice President and any other individual designated by the Board of Directors shall be eligible to participate in the Plan.

      2.2   An employee shall cease to be a Participant in this Plan and shall

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not be entitled to any benefits hereunder if the employment of such employee is terminated for any reason, other than death, before the later of (i) the date the employee attains age 59, or (ii) the date the employee first attains either his Early Retirement Date or his Normal Retirement Date under the General Retirement Plan.

      2.3 In order to receive benefits under the Plan, a Participant (i) must not have incurred a forfeiture of benefits under Section 2.2 and (ii) must have held one or more of the offices designated in Section 2.1 within the twelve (12) months immediately preceding his actual retirement under the General Retirement Plan, and either (a) have held such position for at least a five year period, or (b) have attained age 65.

III.  Retirement Benefits

      3.1 This Section 3.1 defines the amount of retirement income which will be paid to a Participant under this Plan to supplement other pension benefits. The amount of retirement benefits payable from this Plan in the Applicable Form of Benefit shall be the difference, if any, between (i) the aggregate amount of the benefits to which such Participant would be entitled under the provisions of the General Retirement Plan, the provisions of the SERP and the provisions of the Supplemental Benefit Plan (expressed in the Applicable Form of Benefit) (a) had the amount of the Participant's Final Average Earnings under such plans (expressed on an annual basis) been increased by the average of the three highest Awards made to such Participant (or such number of Awards actually made to such Participant if less than three) under the Executive Incentive Compensation Plan (without regard to any deferral of receipt of an Award elected by such Participant) within the five consecutive years immediately preceding the Participant's retirement under the General Retirement Plan and (b)(1) had the amount of the benefits under such plans not been otherwise reduced due to the limitations imposed by Section 415


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of the Internal Revenue Code, (2) had any dollar limitation under the Internal
Revenue Code on the amount of compensation that may be considered in determining benefits under such plans not been imposed, and (3) had the deferred compensation earned by such Participant which was excluded from the Participant's compensation base used in determining retirement benefits under such plans been included in such compensation base, and (ii) the amount of benefits, if any, to which such Participant is otherwise entitled under the
General Retirement Plan, the SERP and the Supplemental Benefit Plan.   To the
extent that a cost of living adjustment is made to benefits payable under the General Retirement Plan, a comparable and proportional adjustment will be made to the benefits payable herein.

      3.2 The monthly benefit provided to a Participant under Section 3.1 shall commence as of the first day of the month on which such Participant begins receipt of retirement benefits under the General Retirement Plan and shall continue for so long as benefits are payable to such Participant (or his surviving spouse) under such General Retirement Plan.

      3.3 Death Benefits - This Section 3.3 defines the amount of death benefits, if any, which will be paid to the surviving spouse of a Participant who dies while employed by the Company. In order to receive death benefits hereunder, a surviving spouse must have been legally married to the Participant for at least one (1) year prior to the Participant's death and the sum of the Participant's actual years of Benefit Service and constructive years of Benefit Service granted under the Supplemental Executive Retirement Plan must equal at least ten (10) years. The amount of death benefits payable from this Plan shall be the difference, if any, between (i) the amount of the death benefits to which such surviving spouse would have been entitled under the provisions of the General Retirement Plan, the SERP, the Supplemental Benefit Plan and/or Surviving Spouse Welfare Plan (expressed as a single life annuity) (a) had the amount of the Participant's Final Average Earnings under

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such plans been increased by the average of the three highest Awards made to such Participant (or such number of Awards actually made to such Participant if less than three) under the Executive Incentive Compensation Plan (without regard to any deferral of receipt of an Award elected by such Participant) within the five consecutive years immediately preceding the Participant's retirement under the General Retirement Plan or death, as the case may be, and
(b)(1) had the amount of the benefits under such plans not been otherwise reduced due to the limitations imposed by Section 415 of the Internal Revenue Code, (2) had any dollar limitation under the Internal Revenue Code on the amount of compensation that may be considered in determining benefits under such plans not been imposed, and (3) had the deferred compensation earned by the Participant which was excluded from the Participant's compensation base used in determining retirement benefits under such plans been included in such compensation base, and (ii) the amount of the benefits, if any, to which the surviving spouse would otherwise be entitled under the General Retirement Plan, the SERP, the Supplemental Benefit Plan and/or the Surviving Spouse Welfare Plan.

      3.4   The monthly death benefit provided to a surviving spouse under
Section 3.3 shall commence as of the first day of the month on which such surviving spouse begins receipt of death benefits under the General Retirement Plan or Surviving Spouse Welfare Plan and shall continue for so long as benefits are payable to such surviving spouse under either such Plan.

      3.5   Loss of Benefits

            (a) Notwithstanding any other section of this Plan, if a Participant is discharged by the Company because of misfeasance, malfeasance, dishonesty, fraud, misappropriation of funds, or commission of a felony, such Participant's rights to any benefit under this Plan shall be forfeited.

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            (b)   If during his employment with the Company or after the
Participant has ceased to be employed by the Company, and after providing him an opportunity to be heard, following 30 days written notice, sent by registered mail, return receipt requested, the Committee finds that such Participant has used or is using trade secrets or other confidential, secret or proprietary information gained while in the employ of the Company in a manner which is, or is likely to be detrimental to the best interests of the Company, the Committee shall notify such Participant of such findings and stop all current and future distributions of his interest hereunder. If, within one year of the date or such notice, it is determined by the Committee upon proof submitted by such Participant that he has ceased to so use such information and the Company's loss from such Participant's past and future improper use of such information is likely to be insubstantial in proportion to the future loss of his benefit hereunder, the Committee may reinstate him; and, if payment of his retirement income has stopped, it shall be resumed. If he is not reinstated within one year of such notice, the Committee shall cancel his interest hereunder.

      3.6 Facility of Payment - If the Committee shall find that any person to whom a benefit is payable is unable to care for his affairs because of illness or accident, any payment due hereunder (unless a prior claim therefor shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to the spouse, a child, children, a parent, or a brother or sister, or to any person deemed by the Company to have incurred expense for such person otherwise entitled to payment. Any such payment shall be a complete discharge of all liability under the Plan therefor.

      3.7   Payment of Benefits Upon Change in Control

            (a)  Notwithstanding any other provisions of the Plan except
Section 3.5, if a Participant terminates employment before the later of (i) the date the employee attains age 59, or (ii) the date the employee first

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attains either his Early Retirement Date or his Normal Retirement Date under the General Retirement Plan for any reason other than death following the occurrence of an event described in subsection (b) of this Section 3.7, the entitlements of such Participant under the Plan shall be paid to him in a lump sum within thirty (30) days of the date of his termination of employment. The amount of such lump sum payment shall be computed in two steps. Under the first step, a calculation will be made of the monthly annuity payments to which such Participant would otherwise have been entitled under the provisions of Sections 3.1 and 3.2 of the Plan based upon the service performed by the Participant through the date of such termination of employment, plus any constructive years of Benefit Service granted under the Supplemental Executive Retirement Plan (hereinafter collectively referred to as "Aggregate Service") under the assumptions that (i) the Participant was scheduled to commence receipt of benefits under this Plan as of the earliest date on which the Participant could receive benefits under the General Retirement Plan that were not subject to the early retirement reduction factor described in Section 3.02(a) of the General Retirement Plan determined as if such Participant's years of Vesting Service under the General Retirement Plan equalled his Aggregate Service and (ii) this Plan did not contain any minimum age requirement as to eligibility for receipt of benefits. Under the second step, such monthly annuity payments will be discounted to their present value as of the date of the Participant's termination of employment using the Pension Benefit Guaranty Corporation's immediate payment interest rate in effect on the date of the Participant's termination of employment plus one-half of one percent (1/2%).

            (b) The provisions of subsection (a) of this Section 3.7 shall apply in the event that (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities

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under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or (ii) during any period of twenty-four (24) consecutive months (not including any period prior to the adoption of this Plan), individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) or
(iii) of this subsection (b)) whose election by the Board of Directors of the Company or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, the stockholders of the Company approve a plan of complete liquidation of the Company, or the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

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IV.   Administration of the Plan

      4.1 Administration - The Human Resources Committee of the Board of Directors shall administer the Plan.

            (a) The Committee shall have the sole, exclusive authority to interpret and construe the provisions of this Plan, to decide any disputes which may arise with regard to the rights of employees under the terms of this Plan, to give instructions and directions necessary hereunder and, in general, to direct the administration of the Plan. All fees, salaries, and other costs incurred in connection therewith shall be paid by the Company.

            (b) The Committee shall keep or cause to be kept, records containing all relevant data pertaining to Participants and their rights under this Plan, and is charged with the primary duty of seeing that each Participant receives the benefits to which he may be entitled under this Plan.
      4.2 Accounts and Reports - The Company and its officers, employees and directors or designees and the Committee shall be entitled to rely upon all tables, valuations, certificates, and reports furnished by any actuary selected by the Committee; upon all certificates and reports made by any accountant selected by the Committee; and upon all opinions given by any legal counsel selected by the Committee; and the Company and its officers and directors or designees and the Committee shall be fully protected in respect of any action taken or suffered by them in good faith in reliance upon any tables, valuations, certificates, reports, opinions, or other advice furnished by any such actuary, accountant, or counsel; and all action so taken or suffered shall be conclusive upon each of them and upon all Participants of the Plan.

      4.3 Expenses of Administration - All expenses shall be paid by the Company.

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      4.4   Liability - The Company, the Board of Directors, the Committee,
officers, and employees shall incur no liability for any action taken in good faith in connection with the administration of this Plan. The Company may provide all appropriate and necessary insurance to render the aforesaid harmless from any and all liability incurred in the discharge of their duties.

V.    Funding

      5.1 Company Contributions - The Company shall establish a grantor trust to hold assets to secure the Company's obligations to the Participant under this Plan in such a manner that the establishment of such a trust does not result in the Plan being "funded" for purposes of the Internal Revenue Code of 1986, as amended. Such trust shall initially receive a transfer of ten thousand dollars ($10,000). However such trust shall provide that the full present value of the benefits of the benefits payable hereunder shall subsequently be contributed to the trust in the event the Company fails to pay such benefits due hereunder in a timely manner. Except to the extent provided through a grantor trust established under the provisions of this Section, all payments under this Plan shall be made out of the Company's general revenue, a Participant's right to payment shall be solely that of an unsecured general creditor of the Company, and no assets of the Company shall be set aside, earmarked or placed in trust or escrow for the benefit of any Participant to fund the Company's obligations which may exist under the Plan.

      5.2 Employee Contributions - No Participant shall be required or permitted to make any contribution to the Plan.

VI.   Miscellaneous

      6.1 Limitation of Responsibility - Neither the establishment of the Plan, any modifications thereof, nor the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable

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right against the Company (the Board of Directors, the Committee, or any officer or employee) except as herein provided; and in no event shall the other terms of employment of any employee be modified or in any way affected thereby.

      6.2 Restrictions on Alienation and Assignment - Except as any of the following provisions may be contrary to the law of any state having jurisdiction in the premises, no Participant, or beneficiary shall have the right to assign transfer, hypothecate, encumber, commute or anticipate his interest in any payments under this Plan, and such payments shall not in any way be subject to any legal process to levy upon or attach the same for payment of any claim against any Participant, or beneficiary.

      6.3 Failure to Claim Amounts Payable under the Plan - In the event that any amount shall become payable hereunder to any person or, upon his death, to his surviving spouse and if after written notice from the Committee mailed to such person's last known address as shown in the Company's records, such person or his personal representative shall not have presented himself to the Committee within six months after mailing of such notice, the Committee may, but it is not required to, determine that such person's interest in the Plan has terminated, which determination shall be conclusive upon all persons provided, however, in lieu of the foregoing, the Committee may in its sole discretion apply to a court of competent jurisdiction for direction as to the distribution of such amount.

      6.4 Right of the Company to Dismiss or Demote Employees - Neither the action of the Company in establishing this Plan nor any action taken by it under any provisions of this Plan shall be construed as giving to any employee of the Company the right to be retained in any specific position or in its employ in general or any right to any retirement income or benefit or to any payment whatsoever, except to the extent of the benefits which may be provided

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for by the express provisions of this Plan.  The Company expressly reserves the right at any time, to dismiss, demote or reduce the compensation of any employee without incurring any liability for any claim against itself for any payment whatsoever.

      6.5 Amendment and Termination - Nothing in this Plan shall be deemed to limit the Company's right, by resolution of the Board of Directors of the Company, to amend, modify or terminate the Plan at any time and for any reason except that no such amendment, modification or termination shall serve to decrease the Participants' benefits accrued under this Plan, other than by operation of Section 3.5 or by operation of an involuntary termination of employment under the rights reserved to the Company in Section 6.4.

      6.6 Laws to Govern - The provisions of this Plan shall be construed, administered, and enforced according to the laws of the District of Columbia.

      IN WITNESS WHEREOF, the Company has caused this Plan to be signed and to become effective on this 2nd day of June, 1995.


ATTEST                                 POTOMAC ELECTRIC POWER COMPANY



/s/ Ellen Sheriff Rogers               /s/ E. F. Mitchell
By:_______________________             By: ____________________________
      Asst. Secretary                         Chairman of the Board

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